Exhibit 4.20

STANDARD SECURITY

by

CABLETEL (UK) LIMITED

and

DEUTSCHE BANK AG, London Branch, as Security Trustee

Subjects:  Land and Warehouse Premises at Glasgow Road, Renfrew

DUNDAS & WILSON CS LLP

Saltire Court
20 Castle Terrace
Edinburgh EH1 2EN

Tel 0131 228 8000
Fax 0131 228 8888
Legal Post: LP2 Edinburgh 6

FAS: 1310
Ref: DAC/CLP/DEU002.0063

WE, CABLETEL (UK) LIMITED, incorporated under the Companies Acts (Company Number: 02835551) and having our Registered Office at 160 Great Portland Street, London, W1W 5QA (the “Chargor”) CONSIDERING THAT:

(1)                                  the Chargor (among others) has entered into the senior facilities agreement dated 3 March 2006 (as amended and restated on 22 May 2006, 10 July 2006, 10 August 2006, 4 April 2007, 15 May 2008, 10 November 2008, 30 October 2009 and 8 January 2010 and as amended, restated, supplemented or novated from time to time between Virgin Media Inc., Virgin Media Finance plc, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), Telewest Communications Network Limited, VMIH Sub Limited (formerly known as NTLIH Sub Limited) as UK Borrowers, Virgin Media Dover LLC (formerly known as NTL Dover LLC) as US Borrower, Deutsche Bank AG, London Branch, J.P. Morgan plc, The Royal Bank of Scotland plc and Goldman Sachs International as Bookrunners and as Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent and as Security Trustee, Deutsche Bank AG, New York Branch as US Paying Agent, GE Corporate Banking Europe SAS as Administrative Agent, Deutsche Bank AG, London Branch as Original L/C Bank and the persons named therein as Lenders (which senior facilities agreement as supplemented, amended, extended, renewed or replaced from time to time is hereinafter referred as the “Senior Facilities Agreement”) in terms of which inter alia certain loan facilities have been made available to the Chargor;

(2)                                  by an intercreditor deed dated 3 March 2006, as amended and restated on 13 June 2006, 10 July 2006, 31 July 2006, 15 May 2008, 30 October 2009 and 8 January 2010 (which intercreditor deed as amended, restated, modified, supplemented or novated from time to time is hereinafter referred as the “Group Intercreditor Deed”) the Security Trustee, the Facility Agent, the Original Senior Borrowers, the Original Senior Guarantors, the Senior Lenders, the Hedge Counterparties, the Intergroup Debtors and the Intergroup Creditors (as each of those terms are defined therein) and certain other members of the Group have agreed to regulate their relationship as creditors on the terms set out therein.

(3)                                  Virgin Media Secured Finance PLC has agreed to issue and sell the Senior Secured Notes under the Senior Secured Notes Indenture;

(4)                                  pursuant to the Senior Facilities Agreement and Senior Secured Notes Indenture, the Chargor (among others) has granted a composite debenture in favour of Deutsche Bank AG, London Branch as security trustee for the Beneficiaries (as defined in the Debenture) (who and whose successors are hereinafter referred to as the “Security Trustee”) dated on or around the date hereof as such Debenture may be amended or restated from time to time (hereinafter referred to as the “Debenture”) in security of the Secured Obligations (as defined in the Debenture);

(5)                                  pursuant to the terms of the Senior Finance Documents the Chargor has agreed to grant this Standard Security; and

(6)                                  words and expressions defined in the Group Intercreditor Deed, the Debenture and (unless otherwise defined in the Group Intercreditor Deed and/or the Debenture) the Relevant Facilities Agreement (as defined in the Debenture) shall have the same meaning in this Standard Security:

NOW THEREFORE the Chargor in security of the payment, discharge and performance of the Secured Obligations HEREBY GRANTS a Standard Security in favour of the Security Trustee over ALL and WHOLE the Subjects comprising land and warehouse premises at Glasgow Road, Renfrew and registered in the Land Register of Scotland under Title Number REN93989; Together with (1) the whole parts, privileges and pertinents effeiring thereto; (2) the whole fixtures and fittings therein and thereon; and (3) the Chargor’s whole right, title and interest, present and future, in and to the said subjects (hereinafter referred to as the “Security Subjects”); The Standard Conditions specified in Schedule 3 to the Conveyancing and Feudal Reform (Scotland) Act 1970 as amended (the “1970 Act”) and any lawful variation thereof operative for the time being shall apply; And the Chargor agrees that (1) the Standard Conditions shall be varied in so far as lawful and applicable by the Senior Finance Documents (each of which shall be deemed to be incorporated herein) under declaration that in the event of there being any inconsistency between the Standard Conditions and the Senior Finance Documents, the terms of the Senior Fianance Documents shall prevail and (2) for the purposes of Standard Condition 9, the debtor shall be held to be in default in any of the events constituting an Event of Default as defined in the Debenture; Declaring that (a) words and expressions which are incorporated in the foregoing variation and which are defined in the 1970 Act or in the said Schedule thereto (as in each case so amended) shall be deemed to be so defined for the purpose of the foregoing also, and (b) each and every provision of this Standard Security shall be separately given the fullest effect permitted by law and if at any time one or more of the provisions of this Standard Security shall be or become unenforceable or in any respect under any law the validity, legality and enforceability of the remaining provisions of this Standard Security shall not in any way be affected or impaired thereby and the provision or provisions affected by such unenforceability shall be given effect in all other respects other than that in which it is/they are unenforceable;

And the Chargor grants warrandice, but excepting therefrom (i) the Lease of part of the Security Subjects between the Chargor and National Transcommunications Limited dated 27 January 2005, as varied by Deed of Variation between the Chargor and National Transcommunications Limited dated 31 January 2005 (which Lease, as so varied, is to be/may be registered in the Land Registry of Scotland) and (ii) the existing standard security dated 3 March and registered in the Land Register of Scotland under Title Number REN93989 on 10 March 2006; And the Chargor consents to registration of these presents for preservation and execution:

IN WITNESS WHEREOF these presents consisting of this and the two preceding pages are subscribed for and on behalf of CABELTEL (UK) LIMITED acting by its director VIRGIN MEDIA DIRECTORS LIMITED in the presence of a witness as follows:

ROBERT MACKENZIE duly authorised by

VIRGIN MEDIA DIRECTORS LIMITED

to sign on its behalf as director

/s/ ROBERT MACKENZIE

In the presence of:

/s/ DAVID MILTON HICKS SR	Witness
David Milton Hicks Sr	Full Name
[Intentionally Omitted]	Address

In the presence of:

/s/ SARAH COTTELL	Witness
Sarah Cottell	Full Name
Fried Frank	Address
99 City Road, London EC1Y 1AX

all together at London
on 19/1/2010